Exhibit 4.3

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANTS

This Amendment No. 1 to Common Stock Purchase Warrants (this “Amendment”), effective as of April [   ], 2025, amends that certain Common Stock Purchase Warrant, dated as of December 12, 2025 (the “Warrant”), issued by Xcel Brands, Inc. (the “Company”) to [Holder] (the “Holder”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Warrant.

Introduction

WHEREAS, pursuant to its terms, the Warrant initially represented the right to purchase 1,073,333 Warrant Shares (with such number subject to adjustment).

WHEREAS, on March 25, 2025, the Company effected a 1-for 10 share reverse split of its Common Stock (the “Reverse Split”).

WHEREAS, as a result of the Reverse Split, the Warrant represents the right to purchase 107,333 Warrant Shares at a purchase price of $6.315.

WHEREAS, there have been no other events which have resulted in an adjustment to the number of Warrant Shares for which the Warrant is exercisable.

WHEREAS, pursuant to Section 19 of the Warrant, any term of the Warrant may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

WHEREAS, the Company and the Holder wish to amend the Warrant to adjust the purchase price of the Warrant Shares and the number of Warrant Shares which may be purchased upon exercise of the Warrant.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.

Representation Regarding Adjustments to Warrant Share Count.  The Company represents and warrants to the Holder that no event has occurred since the issuance of the Warrant which has adjusted the number of Warrant Shares for which the Warrant is Exercisable.

2.

Amendment of Warrant.  The Warrants is hereby amended by replacing each reference to (i) “1,073,333” to “107,333” such that the Warrant is hereby exercisable for 107,333 Warrant Shares (subject to adjustment as set forth in the Warrant) and (ii) such that the Purchase Price is $[•][1] per share, subject to adjustment as set forth in the Warrant.

1 The lesser of $3.00 per share and the closing sale price on the date prior to Closing.

3.

Other Provisions. Except to the extent that the provisions of this Amendment modify or conflict with the provisions of the Warrant (in which case the provisions of this Amendment shall govern), all other provisions of this Warrant shall remain in full force and effect.

4.

Miscellaneous.  This Amendment shall be deemed a part of, and construed in accordance with, the Warrants, and together with the Warrant represents the entire understanding of the parties with respect to the subject matters hereto.  Except as specifically amended hereby, the Warrant shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws (other than conflicts of law) of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

XCEL BRANDS, INC.

By:
Name:
Title:

RESTORE CAPITAL (EQ-W), LLP

By:
Name:
Title:

[Signature Page to Amendment No. 1 to December 2024 Warrant]